[GRAPHIC OMITTED]
                                Man-AHL 130, LLC
                                Account Statement
                              9/1/2009 to 9/30/2009
                                   (Unaudited)

MAN-AHL 130, LLC

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT
Beginning of Period Net Asset Value                                                   $ 28,444,752.62
Capital Additions this Period                                                              175,000.00
Capital Withdrawals this Period                                                         (3,791,638.19)
        Net Income (Loss) for the Period                                                   741,661.56
                                                                                      ---------------
        End of Period Net Asset Value (9/30/2009)                                       25,569,775.99
                                                                                      ---------------
        Rate of Return for the Period Class A Series 1                     2.53%
        Rate of Return for the Period Class A Series 2                     2.64%
        Rate of Return for the Period Class B Series 1                     2.51%
`       Rate of Return for the Period Class B Series 2                     2.61%


                       INVESTOR STATEMENT OF INCOME (LOSS)
Income

        Gain (Loss) on Trading of Commodity Futures and Forwards:
                Realized Gain (Loss) on Closed Futures and Forwards                      1,061,974.10
                Change in Unrealized Gain (Loss) on Open Futures and Forwards             (232,751.70)
        Gain (Loss) From Investments in Other Partnerships                                  45,329.74
        Change in Accrued Commissions                                                       (8,568.85)
        Miscellaneous Income                                                                    14.21
        Interest Income                                                                      6,031.62
                                                                                      ---------------
                Total Income                                                               877,029.12
                                                                                      ---------------

Expenses

        Miscellaneous Fee Expense                                                           (3,800.00)
        Management Fee                                                                     (67,570.45)
        Incentive Fee                                                                            0.00
        Other Expenses                                                                     (63,997.11)
                                                                                      ---------------
                Total Expenses                                                            (135,367.56)
                                                                                      ---------------
                Net Income                                                                 741,661.56
                                                                                      ---------------


              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (9/1/2009)                                          28,444,752.62
Capital Contributions this Period                                                          175,000.00
Capital Redeemed this Period                                                            (3,791,638.19)
                                                                                      ---------------
Current Period Net Income (Loss)                                                           741,661.56
                                                                                      ---------------
            End of Period Net Asset Value Value (9/30/2009)                             25,569,775.99
            End of Period Net Asset Value Per Unit Class A Series 1 (9/30/2009)                125.68
            End of Period Net Asset Value Per Unit Class A Series 2 (9/30/2009)                129.25
            End of Period Net Asset Value Per Unit Class B Series 1 (9/30/2009)                125.90
            End of Period Net Asset Value Per Unit Class B Series 2 (9/30/2009)                129.48

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

/s/ Alicia Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary
Man  Investments  (USA) Corp  Commodity Pool Operator of Man AHL-130, LLC